UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2014

INTELLICELL BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-49388	91-196648
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

460 Park Avenue, 17th Fl
New York, NY 10022
(Address of principal executive offices)

(646) 576-8700
(Registrant’s telephone number, including area code)

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Laboratory Services and License Agreement

On March 11, 2014 (the “Effective Date”), Intellicell Biosciences, Inc., a Nevada corporation (the “Company”), executed a Laboratory Services and License Agreement (the “License Agreement”), effective March 7, 2014, with The Andrews Research and Education Foundation, Inc. (“AREF”) pursuant to which the Company agreed to grant certain technology and trademark licenses to AREF.

The term of the License Agreement shall be for a period of three (3) years commencing on March 7, 2014 and shall automatically renew for subsequent periods of three (3) years unless either party to the License Agreement provides notice of its intention not to renew at least ninety (90) days prior to the expiration of any three (3) year term.

Subject to the terms and conditions of the License Agreement, the Company agreed to grant AREF a non-exclusive (except for the Pensacola, Florida area and a surrounding radius of 150 miles), non-assignable, non-transferrable, non-sublicensable license to market the use of and practice the Technology (as such term is defined in the License Agreement) at AREF’s premises for restricted purposes as provided in the License Agreement. The Company also agreed to grant AREF a non-exclusive, non-assignable, non-sublicensable, license to the Trademarks (as such term is defined in the Agreement). Furthermore, the Company reserved the perpetual worldwide right to license and use the Patent (as defined in the License Agreement), Trademarks and the Technology licensed under the License Agreement for any purpose.

Except for when performed for research purposes, AREF shall pay to the Company a fee equal to Two Thousand Five Hundred Dollars ($2,500.00) per Tissue Processing (as such term is defined in the License Agreement) case processed. The parties to the License Agreement have mutually agreed not to disclose any Confidential Information (as such term is defined in the License Agreement), whether verbal or written, conveyed to them prior to, during or subsequent to the term of the License Agreement.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to such document, which is attached hereto and incorporated herein as Exhibit 10.1 to this Current Report on Form 8-K.

Consulting Agreement

On March 11, 2014, the Company executed a Consulting Agreement (the “Consulting Agreement”) with Dr. James Andrews, effective March 7, 2014, pursuant to which Dr. Andrews shall serve as Chairman of the Intellicell Orthopedic Cellular Therapy Advisory Board.  The initial term of the Agreement shall be for a period of ten (10) years unless extended as provided in the Agreement or unless terminated by either party with thirty (30) days advance written notice to the other party.  In consideration for Consultant’s services, the Consultant shall be paid a monthly fee and make a monthly charitable contribution to the Andrews Foundation after the Company closes a Capital Raise (as defined in the Consulting Agreement), and the amount of such monthly fee and monthly charitable contribution shall be determined based on the amount raised in the Capital Raise.  For example, if the value of the Capital Raise is equal to or greater than $2,000,000 but less than $15,000,000, the monthly fee payable to the Consultant thereafter shall be equal to $30,000 (with $6,000 of such amount payable to Dr. Michael Immel) with a charitable contribution of $10,000 payable to the Andrews Foundation thereafter for the term of the Consulting Agreement.

Furthermore, commencing on March 1, 2014 and ending on May 1, 2017, on each of March 1, June 1, October 1 and January 1 during such period, the Company shall issue and the Consultant shall be entitled to receive non-qualified stock options to purchase a number of shares of the Company’s common stock equal to 750,000 divided by the average of the closing bid price per share of such common stock for the ten (10) trading days immediately prior to the date of issuance, subject to certain adjustments as set forth in the Consulting Agreement.  The options have a strike price of $0.0058 per share and are exercisable for ten (10) years.  A portion (13.33%) of such options will be issued to the Andrews Foundation (and Dr. Immel shall receive 20% of such options).  In addition, The Company shall issue to the Consultant 6,666,666 shares of its common stock based on the market price at the date of the execution of the License Agreement (see description above), as well as 2,000,000 shares to Dr. Immel and 1,333,333 shares to the Andrews Foundation.  Additionally, 1,000,000 shares shall be issued to the Consultant, 200,000 shares shall be issued to Dr. Immel and 133,333 shares shall be issued to the Andrews Foundation upon FDA approval of the Company’s Stromal Vascular Fraction Cell injection for treatment of osteoarthritis.

The Consulting Agreement contains customary representations and warranties, as well as a mutual indemnification provision, an assignment of inventions and patents provision and a confidentiality and trade secrets provision.  The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.2 hereto and incorporated herein by reference.

Item 3.02. unregistered sales of equity securities

Please see Item 1.01 above.

Item 9.01. financial statements and exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibit No. Description:

EXHIBIT	DESCRIPTION	LOCATION

Exhibit 10.1	Laboratory Services and License Agreement, dated effective March 7, 2014, by and between the Company and The Andrews Research and Education Foundation, Inc.	Provided herewith

Exhibit 10.2	Consulting Agreement, dated effective March 7, 2014 by and between the Company and Dr. James Andrews	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLICELL BIOSCIENCES, INC.

Dated: March 12, 2014	By:	/s/ Dr. Steven Victor
Name: Dr. Steven Victor
Title: Chief Executive Officer

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